Exhibit 3.3 - Certificate of Designation

Document Number

20190128392-47

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Filing Date and Time

03/25/2019 2:00 PM

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Entity Number

E0620082010-4

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Filed in the

office of

/s/ Barbara K. Cegavske

Barbara K. Cegavske

Secretary of State

____________________________________________________________________________________

BARBARA K. CEGAVSKE

Secretary of State

/State Seal/ 202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684 5708

Website: www.nvsos.gov

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1. Name of corporation:

Ameritek Ventures (Entity Number: E0620082010-4)

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

SERIES C PREFERRED SHARES. The shares of the series of preferred stock are hereby designated “Series C Voting Preferred Stock.” The total number of authorized shares constituting the Series C Voting Preferred Stock is 5,000,000 shares. The number of shares constituting this series of preferred stock of the Corporation may be increased or decreased at any time, from time to time, in accordance with applicable law up to the maximum number of shares of preferred stock authorized under the Articles, less all shares at the time authorized of any other series of preferred stock of the Corporation; provided, however, that no decrease shall reduce the number of shares of this series to a number less than that of the then-outstanding shares of Series C Voting Preferred Stock. The stated par value of the Series C Voting Preferred Stock shall be $0.001 per share. The holders of shares of Series C Voting Preferred Stock shall not be entitled to receive any dividends. The holders of shares of Series C Voting Preferred Stock shall not have any liquidation rights. The holders of Series C Voting Preferred Stock shall be entitled to (a) notice of any meeting of the shareholders of the Corporation; and (b) have the power to vote each share at any shareholder meeting, where each share of Series C Voting Preferred Stock carries the weight of five hundred (500) votes for each share of common stock. The holders of the Series C Voting Preferred Stock shall be entitled to transfer their ownership and rights of the Series C Voting Preferred Stock at any time, in a private transaction.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

/s/ Kenneth Mayeaux

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by the appropriate fees.